Exhibit 99.1
CIVIL JURISDICTION
(COMMERCIAL COURT)
2009: No. 135
BETWEEN:
VALIDUS HOLDINGS, LTD.
Applicant
- and-
IPC HOLDINGS, LTD.
Respondent
and
MAX CAPITAL GROUP LTD.
Interested Party

Date of Hearing:	Wednesday 27 and Thursday 28 May 2009
Date of Judgment:	Friday 29 May 2009
Michael Todd, Q.C. and John Riihiluoma for the applicant;
Robert Hildyard, Q.C. and Andrew Martin for the respondent; and
David Chivers, Q.C. and Christian Luthi for the interested party.
JUDGMENT
1. This matter is related to 2009 No. 96 in which I gave judgment on 13th May 2009. The background facts are set out in that judgment, but essentially the applicant (‘Validus’) is a bidder for the respondent (‘IPC’), who in its turn has entered into an amalgamation agreement with Max Capital Group Ltd. (‘Max’). By an order made at the outset of the hearing in this matter, I gave Max leave to appear and address the court on this application as an interested party.

2. By this application Validus seeks to invoke the jurisdiction of the Court to order a meeting of the members of IPC to consider a scheme of arrangement between IPC and its shareholders under s. 99 of the Companies Act 1981 (‘the Act’), which provides (insofar as it is relevant) that —
“99 (1) Where a[n] ... arrangement is proposed ... between a company and its members ... , the Court may, on the application of the company or of any . . . member of the company ... order a meeting ... of the members of the company ... to be summoned in such manner as the Court directs.
     (2) If a majority in number representing three-fourths in value of the ... members ... present and voting either in person or by proxy at the meeting, agree to any .... arrangement, the ... arrangement shall if sanctioned by the Court, be binding ... on the members ... and also on the company ...”
3. As explained in my previous judgment, Validus is a member of IPC by virtue of its ownership of 100 ordinary shares, worth in the region of $3,000 and amounting to 0.00018% of the issued shares, which it acquired as a springboard for its various applications to the Court in respect of its bid for the company. As I held in that judgment, Validus’s true interest is as a bidder for the company and not as a member, and it has no real commonality of interest with the other shareholders.
4. The proposed scheme, if approved at the court meeting and subsequently sanctioned by the Court, would enable Validus to acquire substantially all the issues shares in IPC on the same terms as an existing exchange offer to the company’s shareholders. Validus makes no bones about its intent in this respect1 —
“In addition to the Scheme and the Validus Amalgamation Offer, on 12 May 2009 Validus commenced an exchange offer for the entire issued capital of IPC (other than any IPC shares held by Validus, its subsidiaries or IPC) (the “Exchange Offer”), on the same economic terms as the Scheme and the Validus Amalgamation Offer. The Validus Amalgamation Offer, the Scheme and the Exchange Offer are alternative methods for Validus to acquire all of the issued and outstanding IPC Shares (not already held by Validus or its subsidiaries) on the same economic terms. Ultimately, only one of these transaction structures will be pursued to completion, Validus intends to acquire all IPC Shares by whichever method Validus determines is most effective and efficient.”

[1]	See the first affidavit of Joseph Consolino, at paragraph 12.

5. The scheme is, however, utterly opposed by the company’s existing board, who prefer the Max amalgamation. No other shareholders appear on this application, although two2, representing approximately 0.7% of the issued shares, have, by undated letters, indicated a wish to have the opportunity to consider alternative proposals to the Max amalgamation. There is also evidence from Validus that it has been in communication with other shareholders3, but that is so unspecific that I can attach little if any weight to it.
6. It is IPC’s primary contention that the court has no jurisdiction to sanction a scheme which does not have the approval of the company, and will not order a scheme meeting if there is no prospect of obtaining that approval. In this case it says that there is no such prospect, as (i) the power to manage the business of the company is irrevocably and exclusively delegated to the board of directors by the bye-laws, and this question falls within the ambit of that delegation; (ii) the board is opposed to the scheme and there is no reason to suppose it will change its mind; and (iii) the members in general meeting cannot overrule or interfere with that decision. Validus responds that the power to sanction a scheme of this sort is outside the delegation effected by the bye-laws, being something which goes to the heart of the constitution of the company. It is, therefore, something which the company could approve in general meeting.
7. It is well settled law that such a scheme requires the agreement of the company. This proposition was established by Nourse J in In re Savoy Hotel Ltd. [1981] 1 Ch. 351, where, after a review of the authorities, he held at 365:
“In the result I conclude that the court has no jurisdiction to sanction an arrangement under section 206 which does not have the approval of the company either through the board or, if appropriate, by means of a simple majority of the members in general meeting.”

[2]	The shareholders concerned are not registered as such, but are the beneficial owners of certain shares held by a nominee.

[3]	See the second affidavit of Joseph Consolino, at paragraphs 23 – 25.

8. The proposition itself is not contested. As noted above, the issue is, who may, in the circumstances of this case, approve the scheme on behalf of the company? In addition, Validus also contends that in the last resort the shareholders can replace the board if it proved resistant to the wish of the majority. As a last resort, I think that that is correct, but I do not think that they need go that far as I accept Validus’s submission that the company in general meeting is competent to approve such a shareholder scheme,4 it not being within the exclusive power to manage the business of the company delegated irrevocably to the board by bye-law 25. I do so simply on the basis that a proposal to acquire all the issued shares in the company by the mechanism of a scheme affects the company’s constitution, rather than the business it carries out.
9. I should add that I do not think that the way Nourse J expressed his conclusion (supra) is determinative of this issue, either way. He was concerned with the question of whether the company’s approval was required (and he held that it was). I do not think that he was purporting at all to deal definitively with the question of how the company could or should give its approval. It is, however, implicit in his eventual finding that the company could have approved the scheme in that case in general meeting, as he decided the case on the grounds that the bidder had made it abundantly clear that it would not seek such approval6.
10. Here, of course, Validus does express an intention to seek the approval of the company in general meeting. I consider that in theory at least that is possible, and in that extremely limited sense the scheme could be described as viable notwithstanding the board’s opposition and its expressed intention not to approve it on behalf of the company.
11. IPC also argues that Validus, whose 100 shares will not be affected by the scheme (being excluded from it) is not a proper applicant, not being within the class of members

[4]	This, of course, depends on the nature and terms of the scheme. The scheme in Bruce Peebles & Co. v William Bain & Co. 1918 S.C. 781, was a creditors scheme, and hence within the delegation of the management of the company to the board.

[5]	Bye-law 2 provides — “The business of the Company shall be managed and conducted by the Board.”

[6]	“The board have withheld their approval and the scheme does not provide for approval to be obtained from the company in general meeting.”

between whom and the company the scheme is to operate. While I think that is a very cogent point when it comes to the question of discretion, there is nothing in section 99 to support such an argument, and it is precluded as a jurisdictional objection by Savoy Hotel itself, where the shareholder/bidder (Trust House Forte) was in a similar position.
12. I therefore find that in the strict sense the court has jurisdiction to entertain this application, there being nothing to show that, at the end of the day, the court would not have jurisdiction to sanction the scheme, and the other requirements of the section being satisfied: there is a proposed arrangement between the company and its shareholders and the application is made by a member.
13. But that is not the end of it. The power to order a meeting is entirely discretionary -“the Court may”. IPC and Max advance a host of reasons why I should not exercise the discretion in this case. At the end of the day the position I have arrived at is the same as Nourse J in Savoy Hotel, although obviously for different reasons. I reject the argument that there is no power to convene a meeting in the circumstances of the present case. As to whether I ought or ought not to do so in exercise of the court’s discretion, I have no doubt that I ought not to do so in the circumstances of the present case. I say that for these reasons.
14. Validus’ own shareholding is miniscule. Even with its two cohorts, the current quantifiable support for the convening of the meeting7 is less than 1% of the issued shares. Moreover, although Validus brings this application relying upon its nominal status as a member, its real interests are as a bidder, and that is thrown into stark relief by the fact that is nominal shareholding will be excluded from the scheme, so that, as shareholder, it has no interest in the scheme or its outcome. Its only interest is as a bidder and that, for the reasons given in my earlier judgment, is quite distinct from the interests

[7]	I put it that way, because the supporters in fact decline to express support for the scheme itself. They simply say that they support the meeting going forward to give shareholders the option of supporting the scheme.

of the other shareholders. Validus is not, therefore, itself a very compelling applicant8, and, when it seeks to avoid that by praying in aid the interests of the other shareholders, that is, I think, impermissible.
15. Second, although I have come to the conclusion that the scheme could be approved on behalf of the company by the members in general meeting, it remains an unprecedented course to embark upon a hostile bid by way of a scheme in the teeth of the board’s opposition. The only example is the Savoy Hotel case (supra), and it fell at the first hurdle. Otherwise it is wholly unprecedented. There are reasons for that. There are severe practical difficulties in piloting such a scheme without the support of the board. For instance, the absence of a consensual partner at the outset means that there have been no preceding negotiations between the company and Validus and there is obviously no form of scheme agreement. There is, therefore, the real likelihood of the need for modifications to the scheme as the process unfolds. Validus proposes to deal with that by taking to itself the power to consent to modifications on behalf of all parties: see Cl. 10. There is also a similar and complementary interpretation clause: see Cl. 12. This, and other aspects of the scheme and the proposed resolutions for the SGM,9 all demonstrate that in the absence of effective management of the scheme process by the board of the target company, Validus is proposing that the bidder manage it.
16. However, the most immediate difficulty facing Validus is the need to obtain the support of 10% of the members in order to requisition the necessary special general meeting. At present there is no evidence that that can be obtained. I appreciate that the proxy solicitation for that has been held up by the need for SEC approval, but notwithstanding the evidence as to shareholder discussions, no unequivocal pledges of support are put before me. It is not, therefore, apparent that in reality Validus can take the first step towards achieving the company’s approval. Nor is this issue met by the argument that, if they can achieve approval of the scheme, then they can also reasonably hope to convene the Special General Meeting and obtain the necessary approval of the

[8]	This could be elevated to a jurisdictional issue, applying the approach of Lord Scott in Re Chime Corporation [2004] HKLRD 922 at [40], but I have preferred to treat it as matter going to the discretion.

[9]	See the SEC filing of May 12 2009 at p. 282 of KH 1 (Vo. 3, Tab 19, p. 285 of the hearing bundle).

membership. Not only is that simply a multiplication of hypotheses, but there would be voting limitations at a Special General Meeting which would not apply at a scheme meeting, with the risk that the outcome would be different10. And any attempt to change the bye-laws in that respect would meet the same difficulty. Moreover, in order to change the bye-laws, the consent of the board is required11, and, if the current board continues to oppose the scheme, the only way that could be obtained is by ousting the board.
17. But, whatever the practical difficulties with a hostile scheme process, it seems to me that as a matter of principle I should not initiate it on the application of a bidder without some real and solid indication of independent shareholder support sufficient to show that it has some reasonable hope of success. As already noted, there is no evidence of that before me, and in its absence the whole process is purely speculative.
18. And then there is simply the question of timing. The meeting to approve the Max Amalgamation is two weeks away. The scheme is conditional upon that amalgamation being voted down. If it is approved, the scheme falls away and any and everything done in the interim would be is wasted. There is no suggestion that the scheme meeting be held before that date, and indeed that would be impossible as the order sought envisages 21 days notice. In those circumstances I do not understand the real, as opposed to the tactical, need to embark upon the scheme process at this point. Validus argues that the shareholders should be aware that there is an alternative viable proposition. I have already held that Validus cannot conscript the interests of the other shareholders in support of its own interests as a bidder. But even if it could, it carries little weight: the shareholders will be aware that there is an alternative proposal. Validus has already put its offer on the table. If the shareholders like it, they can reject the Max proposal. If that happens, that is the point to start considering the mechanics of the way ahead, not now.

[10]	See bye-law 52. A further argument, based upon differing quorum requirements between the two meetings fell away, when Validus accepted that the quorum at any court meeting should be the same as that required under the bye-laws for a general meeting.

[11]	See bye-law 89.

19. I therefore refuse to exercise my discretion under section 99 to convene a meeting on this application, which I dismiss.
Dated this 29th day of May 2009
Richard Ground
Chief Justice

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